EXHIBIT 107
Calculation of Filing Fee Tables
F-3
(Form Type)
HSBC Holdings plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	6.875% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2030 Securities Optional Redemption Period)	457(r)	$1,350,000,000	100%	$1,350,000,000	0.00014760	$199,260
Fees to Be Paid	Other	6.950% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2034 Securities Optional Redemption Period)	457(r)	$1,150,000,000	100%	$1,150,000,000	0.00014760	$169,740
Total Fee Due								$369,000
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $1,350,000,000 aggregate principal amount of 6.875% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2030 Securities Optional Redemption Period) and of $1,150,000,000 aggregate principal amount of 6.950% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2034 Securities Optional Redemption Period).